Exhibit 5.1

November 6, 2009

TELUS Corporation
555 Robson Street
Vancouver, BC  V6B 3K9

Dear Sirs/Mesdames:

Re:     TELUS Corporation (the “Corporation”)

We have acted as Canadian counsel to the Corporation in connection with the registration, on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended, of 10,000,000 non-voting shares in the capital of the Corporation (the "Shares") issuable pursuant to the Corporation's Amended and Restated Dividend Reinvestment Plan (the "Plan").

We have examined all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon certificates of public officials and of an officer of the Corporation. In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

We are qualified to practice law in the Province of British Columbia and this opinion is rendered solely with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Based upon, and subject to, the qualifications expressed, we are of the opinion that:

1.	10,000,000 Shares, if as and when issued in accordance with the terms and conditions of the Plan, will be issued as fully paid and non-assessable Shares; and

2.
the summary set forth in the Registration Statement under the caption "General Canadian Federal Income Tax Considerations" is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the captions "Enforceability of Civil Liabilities in the United States" and "Legal Matters".

This opinion is for the sole benefit of the addressee hereof and may not be relied upon by any other person or for any other purpose without our express written consent.

Yours truly,

“Farris, Vaughan, Wills & Murphy LLP”